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                    SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D. C.  20549


                               FORM 8-K


             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report      July 19, 1995


               PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
         (Exact name of registrant as specified in its charter)


  New Jersey               1-9120                 22-2625848
(State or other         (Commission           (I.R.S. Employer
jurisdiction of         File Number)         Identification No.)
 incorporation)


   80 Park Plaza, P. O. Box 1171
         Newark, New Jersey                           07101-1171
(Address of principal executive offices)              (Zip Code)

 Registrant's telephone number, including area code:  201-430-7000


                  PUBLIC SERVICE ELECTRIC AND GAS COMPANY
         (Exact name of registrant as specified in its charter)


 New Jersey                     1-973                   22-1212800
(State or other              (Commission             (I.R.S. Employer
jurisdiction of              File Number)          Identification No.)
 incorporation)


    80 Park Plaza, P. O. Box 570
         Newark, New Jersey                           07101-0570
(Address of principal executive offices)              (Zip Code)
 Registrant's telephone number, including area code:  201-430-7000

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Item 5.   Other Events.
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    The following information updates certain matters previously reported to the Securities and Exchange Commission under Item 1 - Business of Part I of the Annual Report on Form 10-K for 1994, Part II of the Report on Form 10-Q for the quarter ended March 31, 1995 and
Item 5 of the Current Report on Form 8-K dated June 13, 1995 of Public Service Electric and Gas Company (PSE&G) and its parent, Public Service Enterprise Group Incorporated (Enterprise).

Nuclear Operations
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Salem

As previously reported, Salem Unit 1 and Unit 2 were taken out of service on May 16, 1995 and June 7, 1995, respectively. PSE&G subsequently informed the Nuclear Regulatory Commission (NRC) that it had determined to keep the Salem units shut down pending review and resolution of certain equipment and management issues, and NRC agreement that each unit is sufficiently prepared to restart. On June 9, 1995, the NRC issued a Confirmatory Action Letter documenting these commitments by PSE&G.

As previously reported, PSE&G is engaged in a thorough assessment of equipment issues that have affected Salem's operation and the related management systems and will keep the units off line until it is satisfied that they are ready to return to service and operate reliably over the long term. While PSE&G has not yet finalized its analysis and assessment activities, it currently estimates that Unit 1 will be ready to return to service in the first quarter of 1996 and Unit 2 during the second quarter of 1996, although no assurances can be given. During the outages, Unit 1 will undergo a previously scheduled refueling and Unit 2 will undergo a partial refueling which will allow PSE&G to eliminate a full refueling outage for Unit 2 scheduled for 1996. The restart plan is focused on improving equipment reliability and operability. PSE&G intends to reduce maintenance and engineering backlogs of work and to strengthen its management processes before it returns the units to service.


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Nuclear Operations (Continued)
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PSE&G has developed and is implementing a number of detailed action plans designed to improve performance in 10 key areas: operations, management, engineering, maintenance, outage activities, work controls, organizational self-assessment, corrective action, equipment reliability and training. Before restarting the units, PSE&G will complete a thorough review of station systems and gain concurrence from the NRC that these action plans have been satisfactorily completed. No assurances can be given as to what actions the NRC ultimately might take.


PSE&G estimates that its share of additional operating and maintenance expenses associated with restart activities will amount to approximately $17 million. Replacement power costs incurred while the units are out of service are expected to be approximately $5 million per month, per unit. In addition, PSE&G currently anticipates that the 1995 aggregate capacity factor of its five nuclear units will be below the 65% minimum annual standard established by the New Jersey Board of Public Utilities (BPU). Failure to meet this minimum standard would result in imposition of a performance penalty for 1995. PSE&G currently estimates such aggregate capacity factor for 1995 will amount to approximately 63%, based on the planned operation of the other three nuclear units, which would result in a penalty for 1995 of between $2 million to $3 million. No assurances can be given as to what action, if any, the BPU might ultimately take. PSE&G does not presently foresee any shortage in available capacity to satisfy customer demands for energy.

A previously reported NRC enforcement conference, relating to incorrectly positioned valves at Salem and a number of other apparent violations relating to the NRC's quality assurance criteria and inadequate or ineffective corrective actions affecting safety-related equipment and components, has been rescheduled for July 28, 1995. PSE&G cannot predict what, if any, action the NRC may take with respect to these apparent violations.

PSE&G has recently undertaken a number of senior nuclear management changes, including the hiring from outside of PSE&G of a Senior Vice President - Nuclear Operations, a Senior Vice President - Nuclear Engineering, a General Manager - Salem Operations, and a Director - Quality Assurance and Nuclear Safety Review. PSE&G is committed to achieving high standards of safety and operational performance for its nuclear program. PSE&G's objective is to restart and run the Salem plants in accord with these standards so as to assure long-term reliability and reduce overall production costs in order to provide customers serviced by Salem with reliable and economic energy.

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                                   SIGNATURE
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    Pursuant to the requirements of the Securities Exchange Act of
1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                        PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                                        (Registrant)

                           PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                                        (Registrant)



                    By                 R. EDWIN SELOVER
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                                       R. Edwin Selover
                              Vice President and General Counsel
                                Public Service Enterprise Group
                                  Incorporated

                          Senior Vice President and General Counsel
                           Public Service Electric and Gas Company

Date:  July 19, 1995


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